(1) The amount of shares reported sold includes 2,035,755 shares of
   Common Stock that were owned of record by Apollo Sylvan, LLC and
   113,026 shares of Common Stock that were owned of record by Apollo
   Sylvan II, LLC.  Apollo Advisors IV, L.P. ("Advisors") is the
   general partner of Apollo Investment Fund IV, L.P. ("AIF") and
   Apollo Overseas Partners IV, L.P. ("AOP" and with AIF, the
   "Apollo Funds"). AIF is the sole member and manager of Apollo
   Sylvan, LLC ("LLCI") and AOP is the sole member and manager of
   Apollo Sylvan II, LLC ("LLCII" and with LLCI, the "Members").
   Apollo Capital Management IV, Inc. ("ACM") is the general partner of Advisors. Apollo Management IV, L.P. ("Management") is the
   manager of the Apollo Funds. AIF IV Management, Inc. ("AIFM") is
   the general partner of Management. The Apollo Funds, the Members,
   Advisors, ACM, Management, AIFM, and Messrs. Leon Black and John
   Hannan, the executive officers and directors of AIFM and ACM, disclaim ownership of all shares in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of section
   16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.